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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


 Date of Report (Date of earliest event reported): July 2, 1998 (June 29, 1998)

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                           THERAPEUTIC ANTIBODIES INC.
             (Exact name of registrant as specified in its charter)

          Delaware                          0-25978                62-1212485
(State or other jurisdiction       (Commission File Number)      (IRS Employer
     of incorporation)                                           Identification
                                                                     Number)


1207 17th Avenue South
Suite 103
Nashville, Tennessee                                               37212
(Address of principal executive offices)                           (Zip Code)

                                 (615) 327-1027
              (Registrant's telephone number, including area code)



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ITEM 5.  OTHER EVENTS

         On June 29, 1998, Therapeutic Antibodies Inc. (the "Company") announced the completion of a private placement of $3,150,000 principal amount of short-term subordinated promissory notes and warrants. The notes, which bear interest at an annual rate of 15%, are repayable within 180 days of the dates of issuance. Each purchaser of $250,000 principal amount of the notes was entitled to receive a stock purchase warrant to purchase up to 25,000 shares of the Company's Common Stock, par value $.001 per share. Warrants to purchase an aggregate of 315,000 shares were issued to purchasers of the notes. The warrants expire five years after the date of issuance. Proceeds of the sale of the notes will be used to fund the Company's immediate working capital requirements and for continuing development of the Company's polyclonal antibody products. The Company is continuing to pursue long-term financing arrangements.

         Also on June 29, 1998, the Company announced a new development strategy for its CytoTAb(R) product. The Company will concentrate on its existing and new studies of CytoTAb for Cerebral Malaria, Graft vs. Host Disease and certain other indications where the patient populations are relatively homogenous and the onset of high levels of Tumor Necrosis Factor can be readily predicted. The Company will seek to utilize initial data from its various CytoTAb(R) studies to attract collaborative partners in the pharmaceutical industry to fund larger pivotal studies. The Company announced the closing of its current Sepsis Phase IIb clinical study with 81 patients enrolled in order to provide an early evaluation of the data. The Company expects to announce the results of the Sepsis study by the end of 1998.

ITEM 7.  EXHIBITS

         20.1 Copy of the press release, dated June 29, 1998, relating to the completion of the private placement and the Company's CytoTAb(R)program.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     THERAPEUTIC ANTIBODIES INC.


                                      By: /s/ A.J. KAZIMI
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                                          A.J. Kazimi
                                          President and Chief Operating Officer

Date:  July 2, 1998